EXHIBIT 16
Letter from Cordovano & Honeck, LLP, former
Independent Registered Public Accounting Firm of AsherXino Corporation

July 31, 2009

Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

Gentlemen:

We have read and do not disagree with the comments in Item 14 of Form 10 of AsherXino Corporation dated July 31, 2009.

/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP
Englewood, Colorado
July 31, 2009